PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-96061




                               [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                     Internet Architecture HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Internet Architecture HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                          Share      Trading
                         Name of Company                      Ticker     Amounts     Market
     -----------------------------------------------------  ----------  ---------  ----------
     3Com Corporation                                          COMS         3        NASDAQ
     Adaptec, Inc.                                             ADPT         1        NASDAQ
     Apple Computer, Inc.(1)                                   AAPL         4        NASDAQ
     Ciena Corporation                                         CIEN         2        NASDAQ
     Cisco Systems, Inc.                                       CSCO        26        NASDAQ
     Dell Inc.                                                 DELL        19        NASDAQ
     EMC Corporation                                            EMC        16         NYSE
     Extreme Networks, Inc.                                    EXTR         2        NASDAQ
     Foundry Networks, Inc.                                    FDRY         1        NASDAQ
     Gateway, Inc.                                              GTW         2         NYSE
     Hewlett-Packard Company                                    HPQ      22.2225      NYSE
     International Business Machines Corporation                IBM        13         NYSE
     Juniper Networks, Inc.                                    JNPR         2        NASDAQ
     McDATA Corporation                                       MCDTA      0.58891     NASDAQ
     Network Appliance, Inc.                                   NTAP         2        NASDAQ
     Napster, Inc. (2)                                         ROXI       0.1646     NASDAQ
     Sun Microsystems, Inc.                                    SUNW        25        NASDAQ
     Sycamore Networks, Inc.                                   SCMR         2        NASDAQ
     Unisys Corporation                                         UIS         2         NYSE
     Veritas Software Corporation                              VRTS       0.893      NASDAQ


(1) As a result of a 2 for 1 stock split of Apple Computer Inc. (NASDAQ: AAPL) on March 3, 2005, the number of shares of Apple Computer Inc. represented by each 100 round lot of the Internet Architecture HOLDRS Trust has been increased from 2 shares to 4 shares.

(2) Until December 17, 2004, Napster, Inc., an underlying constituent of the Internet Architecture HOLDRS Trust, was known as Roxio, Inc. Effective January 3, 2005, Napster, Inc. changed its ticker symbol to "NAPS".


          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.